Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.35,

UP 17% FROM $0.30 FOR THIRD QUARTER LAST YEAR

SAN FRANCISCO – November 20, 2008 – Gap Inc. (NYSE: GPS) today reported that net earnings for the third quarter, which ended November 1, 2008, increased to $246 million, or $0.35 per share on a diluted basis, compared with $238 million, or $0.30 per share on a diluted basis, for the third quarter last year.

Third quarter net sales were $3.6 billion, compared with $3.9 billion for the third quarter of last year. The company’s third quarter comparable store sales decreased 12 percent, compared with a decrease of 5 percent in the third quarter of last year. The company’s online sales for the third quarter increased 15 percent to $284 million, compared with $247 million for the third quarter of last year.

“We’re pleased with our ability to improve our earnings results during the third quarter,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “While we expect the challenging economic environment to continue, we’ll focus on offering our customers an engaging store experience and products at the right value proposition to stand out this holiday season.”

The company continued to generate strong cash flow and maintains a healthy balance sheet, as demonstrated by the $1.6 billion in cash and investments on hand at the end of the third quarter. Year-to-date free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $519 million. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this release.

Gap Inc. also reaffirmed that it expects full year diluted earnings per share on a GAAP basis to be $1.30 to $1.35, compared with fiscal year 2007 diluted earnings per share of $1.05.

Sales Results By Division

The following table represents the company’s third quarter comparable store sales and net sales by division:

	Third Quarter Comparable Store Sales		Third Quarter Net Sales
	2008	2007	2008	2007
Gap North America	-7%	-6%	$1.07 billion	$1.14 billion
Banana Republic North America	-11%	1%	$566 million	$607 million
Old Navy North America	-18%	-8%	$1.2 billion	$1.5 billion
International	-1%	-4%	$413 million	$379 million
Gap Inc. Direct (1)	n/a	n/a	$284 million	$247 million

(1)	Gap Inc. Direct includes Athleta online and catalog sales beginning September 2008.

Additional Results and 2008 Outlook

Effective Tax Rate

The effective tax rate was 38.2 percent for the third quarter of fiscal year 2008. The company continues to expect that the effective tax rate will be about 39 percent for fiscal year 2008.

Cash and Investments

The company continues to expect to generate about $1 billion in free cash flow for the full year. Please see the reconciliation of expected free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this release.

Share Repurchases

During the third quarter, the company repurchased 5.7 million shares for a total of $100 million. Approximately 0.9 million of these 5.7 million shares were repurchased from individual members of the Fisher family as part of the company’s previously announced purchase agreements with them.

Year-to-date, the company has repurchased 33.4 million shares for a total of $600 million.

Dividends

The company paid a dividend of $0.085 per share during the third quarter.

Margins

Gross margin of 38.7 percent increased 120 basis points in the third quarter compared with the prior year.

Operating margin for the third quarter was 11.1 percent compared with 9.5 percent for the third quarter of fiscal year 2007. The company continues to expect operating margin to be about 10 percent for fiscal year 2008.

Inventory

On a year-over-year basis, the company reported that inventory per square foot was down 13 percent at the end of the third quarter. At the end of the fourth quarter of fiscal year 2008, the company expects inventory per square foot to be down in the high-single digits compared with the fourth quarter of fiscal year 2007. This reduction is on top of a 15 percent decline as reported at the end of the fourth quarter of fiscal year 2007. Please see the Financials section on www.gapinc.com for the company’s explanation of numerical range guidance.

Interest Expense

The company continues to expect fiscal year 2008 interest expense to be about $5 million.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense for fiscal year 2008 to be about $550 million.

Capital Expenditures

Year-to-date capital expenditures were $315 million. The company continues to expect capital spending of about $450 million in fiscal year 2008.

Real Estate

During the third quarter of fiscal year 2008, the company opened 37 store locations and closed 17 store locations. This compares with 115 openings and 67 closings for the third quarter of the prior year, which included 45 Old Navy Outlet store conversions.

The company ended the third quarter of fiscal year 2008 with 3,190 store locations, and net square footage increased 0.8 percent from the end of fiscal year 2007.

Year-to-date, the company has opened 92 store locations and closed 69 store locations. These numbers include 16 repositions, which are reflected as both an opening and a closing.

The company continues to expect that it will open about 100 stores and close about 115 stores for fiscal year 2008, including repositions. The company continues to expect that net square footage will remain roughly flat in fiscal year 2008 over last year.

The following table contains divisional third quarter store openings and closings, and square footage as of November 1, 2008:

	Quarter Ended November 1, 2008
	Beginning Q3 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q3	Sq. Ft. (millions)
Gap North America	1,230	5	8	1,227	12.1
Gap Europe	169	5	1	173	1.5
Gap Asia	111	2	1	112	1.1
Old Navy North America	1,066	16	6	1,076	20.2
Banana Republic North America	568	6	1	573	4.9
Banana Republic Asia	25	1	—	26	0.1
Banana Republic Europe	1	2	—	3	—

Total	3,170	37	17	3,190	39.9

Webcast and Conference Call Information

Evan Price, vice president, Investor Relations, will host a summary of Gap Inc.’s third quarter fiscal year 2008 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Price will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. executive vice president and chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

November Sales

The company will report November sales on December 4, 2008.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the third quarter of 2008 and forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) having enough cash to fund working capital and to sustain the company through a prolonged downturn; (ii) debt repayment; (iii) the holiday season being challenging; (iv) continued discipline in expense management efforts; (v) diluted earnings per share for fiscal year 2008; (vi) effective tax rate for fiscal year 2008; (vii) free cash flow for fiscal year 2008; (viii) net cash provided by operating activities for fiscal year 2008; (ix) operating margin for fiscal year 2008; (x) year-over-year change in inventory per square foot at the end of the fourth quarter of fiscal year 2008; (xi) interest expense for fiscal year 2008; (xii) depreciation and amortization for fiscal year 2008; (xiii) capital expenditures for fiscal year 2008; (xiv) store openings and closings for fiscal year 2008; and (xv) real estate square footage for fiscal year 2008.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the company’s financial performance or strategies; the highly competitive nature of the company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company’s IT systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations; the risk that the company’s efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of its brands; the risk that acts or omissions by the company’s third party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on the company’s reputation or operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008. Readers should also consult the company’s quarterly report on Form 10-Q for the fiscal quarter ended August 2, 2008.

These forward-looking statements are based on information as of November 20, 2008. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2007 sales were $15.8 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit gapinc.com.

Investor Relations:

Evan Price

415-427-2161

Media Relations:

Kris Marubio

415-427-1798

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	November 1, 2008	November 3, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,480	$1,491
Short-term investments	75	165
Restricted cash	38	43
Merchandise inventory	2,224	2,480
Other current assets	740	682

Total current assets	4,557	4,861
Property and equipment, net	3,016	3,302
Other long-term assets	613	421

Total assets	$8,186	$8,584

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$188	$—
Accounts payable	1,578	1,402
Accrued expenses and other current liabilities	1,052	1,287
Income taxes payable	25	25

Total current liabilities	2,843	2,714

Long-term liabilities:
Long-term debt	—	188
Lease incentives and other long-term liabilities	1,018	1,072

Total long-term liabilities	1,018	1,260

Total stockholders’ equity	4,325	4,610

Total liabilities and stockholders’ equity	$8,186	$8,584

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

UNAUDITED

($ and shares in millions except per share amounts)	13 Weeks Ended November 1, 2008	13 Weeks Ended November 3, 2007	39 Weeks Ended November 1, 2008	39 Weeks Ended November 3, 2007
Net sales	$3,561	$3,854	$10,444	$11,088
Cost of goods sold and occupancy expenses	2,183	2,407	6,386	7,022

Gross profit	1,378	1,447	4,058	4,066
Operating expenses	984	1,079	2,908	3,169
Interest, net	(4)	(27)	(33)	(76)

Earnings from continuing operations before income taxes	398	395	1,183	973
Income taxes	152	156	459	371

Earnings from continuing operations, net of income taxes	246	239	724	602
Loss from discontinued operation, net of income tax benefit	—	(1)	—	(34)

Net earnings	$246	$238	$724	$568

Weighted-average number of shares - basic	709	788	720	806
Weighted-average number of shares - diluted	712	791	723	809
Basic earnings per share:
Earnings from continuing operations, net of income taxes	$0.35	$0.30	$1.01	$0.75
Loss from discontinued operation, net of income tax benefit	—	—	—	(0.05)

Net earnings per share	$0.35	$0.30	$1.01	$0.70

Diluted earnings per share:
Earnings from continuing operations, net of income taxes	$0.35	$0.30	$1.00	$0.74
Loss from discontinued operation, net of income tax benefit	—	—	—	(0.04)

Net earnings per share	$0.35	$0.30	$1.00	$0.70

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

($ in millions)	39 Weeks Ended November 1, 2008	39 Weeks Ended November 3, 2007
Cash flows from operating activities:
Net earnings	$724	$568
Depreciation and amortization (a)	422	407
Change in merchandise inventory	(667)	(645)
Other cash provided by operating activities, net	355	673

Net cash provided by operating activities	834	1,003

Cash flows from investing activities:
Purchases of property and equipment	(315)	(519)
Proceeds from sale of property and equipment	—	11
Purchases of short-term investments	(75)	(719)
Maturities of short-term investments	177	1,124
Acquisition of business, net of cash acquired	(141)	—
Change in restricted cash	1	1
Change in other long-term assets	—	(3)

Net cash used for investing activities	(353)	(105)

Cash flows from financing activities:
Payments of long-term debt	—	(326)
Proceeds from share-based compensation, net	69	86
Repurchase of common stock	(593)	(1,050)
Excess tax benefit from exercise of stock options and vesting of stock units	6	4
Cash dividends paid	(183)	(192)

Net cash used for financing activities	(701)	(1,478)

Effect of exchange rate fluctuations on cash	(24)	41

Net decrease in cash and cash equivalents	(244)	(539)
Cash and cash equivalents at beginning of period	1,724	2,030

Cash and cash equivalents at end of period	$1,480	$1,491

(a)	Depreciation and amortization is net of the amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)	39 Weeks Ended November 1, 2008	39 Weeks Ended November 3, 2007
Net cash provided by operating activities	$834	$1,003
Less: purchases of property and equipment	(315)	(519)

Free cash flow (a)	$519	$484

RECONCILIATION OF EXPECTED NET CASH PROVIDED BY OPERATING ACTIVITIES TO EXPECTED FREE CASH FLOW

($ in millions)	Expected 52 Weeks Ending January 31, 2009
Expected net cash provided by operating activities	$1,450
Less: expected purchases of property and equipment	(450)

Expected free cash flow (a)	$1,000

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.